As filed with the Securities and Exchange Commission on July 31, 2020.
Registration No. 333-107444

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DONALDSON COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	41-0222640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 West 94th Street Minneapolis, Minnesota	55431
(Address of principal executive offices)	(Zip Code)
DONALDSON COMPANY, INC. RETIREMENT SAVINGS PLAN
(Full title of the plan)

Amy C. Becker
Vice President, General Counsel and Secretary
Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota 55431
(Name and address of agent for service)

(952) 887-3131
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Emerging growth company ☐

Non-accelerated filer ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Donaldson Company, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Form S-8 Registration Statement filed with the Securities and Exchange Commission on July 29, 2003 (File No. 333-107444) (the “Prior Registration Statement”), with respect to shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Donaldson Company, Inc. Retirement Savings Plan (the “Plan”). The Prior Registration Statement registered 700,000 shares of Common Stock, as adjusted for stock splits, stock dividends or similar transactions. The Prior Registration Statement also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

Pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, all remaining shares of Common Stock under the Plan and all Plan participation interests that had been registered under the Prior Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 31st day of July, 2020.

DONALDSON COMPANY, INC.

By	/s/ Tod E. Carpenter
Tod E. Carpenter
Chairman, President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Company in reliance on Rule 478 under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 31st day of July, 2020.

DONALDSON COMPANY, INC. SALARIED EMPLOYEES’ RETIREMENT SAVINGS PLAN By: DONALDSON COMPANY, INC. the Plan Administrator

By:	/s/ Tod E. Carpenter
Tod E. Carpenter
Chairman, President and Chief Executive Officer